Exhibit 99.1

A.D.A.M., Inc. Announces First Quarter Results

Company Reports Quarterly Net Income of $0.03 Per Share and Announces A Stock Repurchase Program

Atlanta, GA - May 4, 2004 - A.D.A.M., Inc. (Nasdaq: ADAM) today announced its financial results for the first quarter ended March 31, 2004.

A.D.A.M, Inc. reported net income for the first quarter ended March 31, 2004 of $224,000 or $0.03 per fully diluted share, as compared to net income of $299,000 or $0.04 per fully diluted share, in the year-ago quarter.

Revenues for the quarter ended March 31, 2004 were $1,751,000 compared to revenues of $2,344,000 in the year-ago period.  The decrease in quarterly revenue and net income is primarily a result of the expiration of a content licensing agreement the Company had with WebMD Corp. that expired at the end of the first quarter of 2003. Excluding WebMD revenues from the first quarter of 2003 and comparing those results to the first quarter of 2004 results, the Company improved its bottom line performance from a loss of approximately $300,000 in the first quarter of 2003 to a profit of $224,000 in the first quarter of 2004, an increase of more than $500,000.  Cash and cash equivalents were $5,372,000 as of March 31, 2004, an increase of $818,000 from $4,554,000 as of December 31, 2003.

 “We are pleased to have five consecutive quarters of profitability with strong cash generation from operations and continued growth in our healthcare revenues,” commented Robert S. Cramer, Jr., A.D.A.M.’s Chairman and CEO.  “With WebMD completely behind us, we expect revenues to grow both in healthcare and education over the next few quarters. Healthcare licensing is growing steadily, fueled by healthy renewals and new initiatives that are beginning to make revenue contributions. We also expect education sales to begin to grow again with this summer’s release of a major product upgrade as well as the development of new educational vertical markets. Overall, with operating expenses well contained, we are now focused on expanding our profitability through top line revenue growth,” he continued.

The Company also announced that its board of directors has authorized a stock repurchase program, effective immediately, to repurchase up to 500,000 shares of the Company’s outstanding common stock. Repurchases may be in the open market, including block transactions, or in privately negotiated transactions. The program will be funded by cash on hand. The timing of the purchases and the exact number of shares to be purchased will be dependent on future business and market conditions. “We believe that our prospects for growth and profitability make the repurchase of our shares at this time a good investment of corporate funds that is in the best interest of our shareholders,” Mr. Cramer said.

Conference Call Information

A.D.A.M. will hold its first quarter earnings conference call today, May 4, 2004, at 10:00 A.M. EDT. To participate in the call, please dial (877) 829-1372 approximately five minutes prior to the start time.  International callers may dial (706) 679-8134.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements, especially revenue, net income and cash flow forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the Company’s actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the Company’s health information, and changes in laws and regulations that impact how the Company conducts its business. A.D.A.M. disclaims any obligation or duty to update any of its forward-looking statements.

About A.D.A.M., Inc.

Headquartered in Atlanta, A.D.A.M., Inc. (NASDAQ: ADAM - News) is a leading publisher of interactive, visually engaging health and medical information for healthcare organizations, medical professionals, consumers and students. A.D.A.M. products contain physician-reviewed text, health visuals produced by medically trained illustrators, and multimedia interactivity to create health information solutions that offer a unique “visual learning” experience in both the healthcare and education markets. A.D.A.M. is a founding member of Hi-Ethics, a coalition of the most widely referenced health websites and information providers committed to developing industry standards for the quality of consumer health information. For more information, visit www.adam.com.

A.D.A.M., Inc.

Condensed Consolidated Statements of Operations

and Summary Balance Sheet Data

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,	Three Months Ended March 31,
	2004	2003

Total Revenues	$1,751	$2,344

Operating expenses:
Cost of revenues	367	464
General and administrative	348	372
Product and content development	264	505
Sales and marketing	412	524
Depreciation and amortization	151	191

Total operating expenses	1,542	2,056

Operating income (loss)	209	288

Interest income (expense), net	15	11

Net income (loss)	224	299

Basic net income (loss) per common share	$0.03	$0.04

Basic weighted average number of common shares outstanding	7,826	7,008

Diluted net income (loss) per common share	$0.03	$0.04

Diluted weighted average number of common shares outstanding	8,589	7,197

	Summary Balance Sheet Data
	3/31/2004	12/31/2003
Cash and cash equivalents	$5,372	$4,554
Accounts receivable-net	1,187	1,407
Total current assets	7,100	6,355
Goodwill	2,043	2,043
Total assets	11,223	10,496
Deferred revenue	2,656	2,295
Short term debt	11	11
Total current liabilities	3,343	2,940
Total liabilities	3,376	2,976
Shareholders’ equity	7,847	7,520
Working capital	3,757	3,415

For further information, contact:

Victor Thompson

A.D.A.M., Inc.

(770) 425-7877

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